Exhibit 99.1

Investor Relations Strategic Public Relations	PondelWilkinson Inc. 21700 Oxnard Street, Suite 1840 Woodland Hills, CA 91367 T (310) 279 5980 F (310) 279 5988 W www.pondel.com

CONTACTS:	Roger S. Pondel / Judy Lin Sfetcu
PondelWilkinson Inc.
(310) 279-5980

NEWS

RELEASE

Jury in California Superior Court Unanimously Found Monster Energy Drinks Do Not Cause Cardiac Arrhythmias or Cardiac Arrest

CORONA, Calif., December 7, 2018 — Monster Beverage Corporation (NASDAQ: MNST) today reported that on Thursday, December 6th, a jury in a California Superior Court in Riverside, California unanimously found that Monster Energy drinks do not cause cardiac arrhythmias or cardiac arrest.  The case was Bledsoe v. Monster.

“This is the first case of this type to ever go to verdict and I am pleased the jury listened to the medical and scientific evidence and followed the law,” said Marc P. Miles of Shook, Hardy & Bacon. “After years of unsupported allegations regarding the safety of energy drinks, the jury needed only fifteen minutes to reach this finding.”

More than 100 billion energy drinks have been sold and safely consumed worldwide for more than 27 years. More than 25 billion Monster Energy drinks have been sold and safely consumed worldwide for more than 15 years.

Monster Energy drinks contain approximately 10 mg of caffeine per ounce from all sources.  A 16 oz Monster Energy drink contains less than half the caffeine contained in a same-sized coffeehouse coffee.

Monster has always been confident in the safety of its products and stands by them.  This verdict further validates what Monster has always known - Monster Energy drinks are safe.

Monster was represented by Shook, Hardy & Bacon attorneys Marc Miles, Kristy Schlesinger, Janet Hickson and Gabe Spooner.

Monster Beverage Corporation

Based in Corona, California, Monster Beverage Corporation is a holding company and conducts no operating business except through its consolidated subsidiaries. The Company’s subsidiaries develop and market energy drinks, including Monster Energy® energy drinks, Monster Energy Ultra® energy drinks, Monster MAXX™ maximum strength energy drinks, Java Monster® non-carbonated coffee + energy drinks, Espresso Monster™ espresso + energy drinks, Caffé Monster® non-carbonated energy coffee drinks, Monster Rehab® non-carbonated energy drinks with electrolytes, Muscle Monster® energy shakes, Übermonster® energy drinks, Monster Hydro® energy drinks, NOS® energy drinks, Full Throttle® energy drinks, Burn® energy drinks, Samurai® energy drinks, Relentless® energy drinks, Mother® energy drinks, Power Play® energy drinks, BU® energy drinks, Nalu® energy drinks, BPM® energy drinks, Gladiator® energy drinks, Ultra Energy® energy drinks, Mutant® energy drinks and Predator® energy drinks.  For more information, visit www.monsterbevcorp.com.

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